Exhibit (l) under Form N-1A
                                            Exhibit 99 under Item 601/Reg. S-K




                                March 16, 2007


Brown Brothers Harriman & Co.
140 Broadway
New York NY 10005


Dear Sir or Madam:

      BBH Trust (the "Trust") hereby accepts your offer to purchase shares of each series of the Trust at a price equal to the net asset value per share of each respective Predecessor Fund (as defined in the Trust's registration statement) as next calculated by each Predecessor Fund following the purchase for an aggregate purchase price of $100,000. This agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.


                                                Very Truly Yours,


                                                BBH Trust

                                                By: /s/ Judith J. Mackin
                                                      Judith J. Mackin



Accepted:
Brown Brothers Harriman & Co.

By: /s/ John Gehert
John Gehert